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EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-91577 on Form S-3 of our report dated March 8, 2004, relating to the consolidated financial statements of Iron Mountain Europe Limited as of October 31, 2003 and for the two years ended October 31, 2003 (which report expresses an unqualified opinion), appearing in the Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2004, included within this Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ RSM Robson Rhodes LLP

Birmingham, England
July 25, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM